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                                                                     Exhibit 4.8

                            STOCK PURCHASE AGREEMENT

CIMA Labs Inc.
10000 Valley View Road
Eden Prairie, Minnesota  55344

The undersigned (the "Investor"), hereby confirms its agreement with you as follows:

1. This Stock Purchase Agreement (the "Agreement") is made as of the date set forth below between CIMA Labs, Inc., a Delaware corporation (the "Company"), and the Investor.

2. The Company has authorized the sale and issuance of up to 1,200,000 shares (the "Shares") of common stock of the Company, $.01 par value per share (the "Common Stock"), subject to adjustment by the Company's Board of Directors, to certain investors in a private placement (the "Offering").

3. The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor 300,000 shares, for a purchase price of $19.00 per share, or an aggregate purchase price of $5,700,000, pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein. Unless otherwise requested by the Investor, certificates representing the Shares purchased by the Investor will be registered in the Investor's name and address as set forth below.

4. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or its affiliates, (b) neither it, nor any group of which it is a member or to which it is related, beneficially owns (including the right to acquire or vote) any securities of the Company and (c) it has no direct or indirect affiliation or association with any NASD member.
     Exceptions:

                                      none
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          (If no exceptions, write "none." If left blank, response will be deemed to be "none.")

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

                                        DATED AS OF:  March 13, 2000

                                        Franklin Biotechnology Discovery Fund
                                        -------------------------------------
                                        INVESTOR
                                        By:    /s/ Murray L. Simpson
                                             -----------------------
                                        Print Name:  Murray L. Simpson
                                        Title:  Vice President
                                        Address:  777 Mariners Island Boulevard,
                                        San Mateo, California  94404

AGREED AND ACCEPTED:
CIMA LABS INC.

By:    /s/ John M. Siebert
       -------------------
       John M. Siebert

Title: President and Chief Executive Officer